TRANSFER AGENCY AGREEMENT

     THIS AGREEMENT is made as of this 30 day of June, 1999, by and between JohnsonFamily Funds, Inc., a Maryland corporation (the "Corporation"), and Sunstone Financial Group, Inc., a Wisconsin corporation ("Sunstone").

     WHEREAS, the Corporation is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act") and is authorized to issue shares of common stock (the "Shares") in separate classes with each such class representing Shares in a separate portfolio of securities and other assets; and

     WHEREAS, the Corporation and Sunstone desire to enter into an agreement pursuant to which Sunstone shall provide certain transfer agency services to such investment portfolios of the Corporation as are listed on Schedule A hereto and any additional investment portfolios the Corporation and Sunstone may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a "Fund" and collectively the "Funds").

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I

                          APPOINTMENT OF TRANSFER AGENT

     A.   Appointment.

          1. The Corporation hereby appoints Sunstone as transfer agent and dividend disbursing agent of all the Shares of the Funds during the period of this Agreement, and Sunstone hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

          2. Sunstone shall perform the transfer agent and dividend disbursing agent services described on Schedule B hereto. To the extent that the Corporation requests Sunstone to perform any additional services, Sunstone and the Corporation shall mutually agree as to the services to be accomplished, the manner of accomplishment and the compensation to which Sunstone shall be entitled with respect thereto.

          3. Sunstone may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Corporation (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that unless the Corporation shall enter into a written agreement with such Sub-transfer Agent, the Sub-transfer Agent shall be the agent of Sunstone and not the agent of the Corporation and, in such event Sunstone shall be fully responsible for the acts or omissions of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

          4. Sunstone shall have no duties or responsibilities whatsoever hereunder except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against Sunstone.

     B.   Documents/Records.

          1. In connection with such appointment, the Corporation shall deliver or cause to be delivered to Sunstone the following documents:

               a) A copy of the Articles of Incorporation and By-laws of the Corporation and all amendments thereto, and a copy of the resolutions of the Board of Directors of the Corporation appointing Sunstone and authorizing the execution of this Transfer Agency Agreement on behalf of the Funds;

               b) A certificate signed by the President and Secretary of the Corporation specifying: the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any; the names of the officers of the Corporation authorized to provide oral instructions and to sign written instructions and requests on behalf of the Corporation (hereinafter referred to as "Authorized Persons") and to change the persons authorized to provide such instructions from time to time, it being understood Sunstone shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Corporation; and

               c) Copies of the Corporation's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), and under the 1940 Act.

          2. The Corporation agrees to deliver or to cause to be delivered to Sunstone in Milwaukee, Wisconsin, at the Corporation's expense, all of its shareholder account records relating to the Funds in a format acceptable to Sunstone and all such other documents, records and information as Sunstone may reasonably request in order for Sunstone to perform its services hereunder.

                                   ARTICLE II

                             COMPENSATION & EXPENSES

     A. Compensation. In consideration for its services hereunder as transfer agent and dividend disbursing agent, each Fund will pay to Sunstone such compensation as provided in Schedule C. The parties may amend Schedule C to include fees for any additional services requested by the Corporation. The Corporation agrees to pay Sunstone's then current rate for any services added to Schedule C after the execution of this Agreement.

     B. Expenses. The Corporation on behalf of each Fund also agrees to promptly reimburse Sunstone for all reasonable estimated, allocated and actual out-of-pocket expenses or disbursements incurred by Sunstone in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, bank account service fees and charges, telephone calls, telegraphs, stationery supplies, outside printing and mailing firms, magnetic tapes, reels or cartridges (if sent to a Fund or to a third party at a Fund's request) and magnetic tape handling charges, on-site and off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes and disks), computer equipment installed at a Fund's request at a Fund's or a third party's premises, telecommunications equipment, telephone/telecommunication lines between the Corporation and its agents, on one hand, and Sunstone on the other, transmission of statement data for remote printing or processing, and transaction fees to the extent any of the foregoing are paid by Sunstone.

     C.   Payment Procedures.

          1. Amounts due hereunder shall be due and paid by the respective Fund on or before the thirtieth (30th) day after the date of the statement therefore (the "Due Date"). Service fees are billed monthly, and out-of-pocket expenses are billed as incurred (unless prepayment is requested by Sunstone). If requested by Sunstone, postage and other out-of-pocket expenses are payable in advance, and in the event requested, postage is due at least seven days prior to the anticipated mail date. In the event Sunstone requests advance payment, Sunstone shall not be obligated to incur such expenses or perform the related service(s) until payment is received. Sunstone may, at its option, arrange to have various service providers submit invoices directly to the Funds for payment of out-of-pocket expenses reimbursable hereunder. The Corporation is aware that its failure to pay all amounts in a timely fashion so that they will be received by Sunstone on or before the Due Date will give rise to costs to Sunstone not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, in the event that any amounts due hereunder are not received by Sunstone within ten (10) days of the date of a notice of past due amounts, the Corporation shall pay a late charge equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less from the date of the past due notice to the date of Sunstone's receipt of payment of such past due amount. In addition, the Corporation shall pay all costs of collection, including reasonable attorney's fees and court costs, of Sunstone. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of a Fund's breach or prevent Sunstone from exercising any other rights and remedies available to it.

          2. In the event that any charges are disputed, the Corporation shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify Sunstone in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Sunstone provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the "Revised Due Date"). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

                                   ARTICLE III

                            PROCESSING AND PROCEDURES

     A.   Issuance, Redemption and Transfer of Shares

          1. Sunstone acknowledges that it has received a copy of each Fund's Prospectus (as hereinafter defined), which Prospectus describes how sales and redemptions of shares of each Fund shall be made and Sunstone agrees to accept purchase orders and redemption requests with respect to Fund shares on each Fund Business Day in accordance with such Prospectus. "Fund Business Day" shall be deemed to be each day on which the New York Stock Exchange is open for trading, and "Prospectus" shall mean the last Fund prospectus actually received by Sunstone from the Fund with respect to which the Fund has indicated a registration statement under the 1933 Act has become effective, including the Statement of Additional Information, incorporated by reference therein.

          2. On each Fund Business Day Sunstone shall, as of the time at which the net asset value of each Fund is computed, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Corporation, which in accordance with the Prospectus is effective on such day, the appropriate number of full and fractional Shares based on the net asset value per Share of the respective Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund.

          3. Upon the issuance of any Shares in accordance with this Agreement, Sunstone shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with such issuance of any Shares.

          4. Sunstone shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and Sunstone shall be entitled to rely upon such written notification.

          5. Upon receipt of a redemption request and monies paid to it by the Custodian in connection with a redemption of Shares, Sunstone shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus.

          6. (a) Except as otherwise provided in sub-paragraph (b) of this paragraph, Shares will be transferred or redeemed upon presentation to Sunstone of instructions properly endorsed for exchange, transfer or redemption, accompanied by such documents as the Corporation and Sunstone deem necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes. Sunstone reserves the right to refuse to transfer or redeem Shares until it is satisfied that the instructions are valid and genuine, and for that purpose it will require, unless otherwise instructed by an Authorized Person or except as provided in sub-paragraph (b) of this paragraph, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad-15. Sunstone also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which Sunstone, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such transfer or redemption. Sunstone may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws.

               (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Sunstone shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever Sunstone reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Prospectus.

          7. Notwithstanding any provision contained in this Agreement to the contrary, Sunstone shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

          8. In connection with each purchase and each redemption of Shares, Sunstone shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates representing Shares will not be offered by the Corporation or available to investors.

          9. On each Fund Business Day Sunstone shall supply the Fund with a statement specifying with respect to the immediately preceding Fund Business
Day: the total number of Shares of the Fund (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of the Fund sold on such day; the total number of Shares of the Fund and the dollar amount redeemed from Shareholders by Sunstone on such day and the total number of Shares of the Fund issued and outstanding.

          10. Procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods shall be established by mutual agreement between the Corporation and Sunstone and consistent with the terms of the Prospectus. Sunstone upon notice to the Corporation may establish such additional procedures, rules and regulations governing the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and such rules and regulations generally adopted by mutual fund transfer agents. Sunstone shall not be liable, and shall be held harmless by the Corporation, for its actions or omissions which are consistent with the foregoing procedures.

          11. Prior to the effective date of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, the Corporation agrees to deliver to Sunstone such documents, certificates, reports and legal opinions as Sunstone may reasonably request.

     B.   Dividends and Distributions.

          1. The Corporation shall furnish to Sunstone a copy of a resolution of its Board of Directors, certified by an Authorized Person, either (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to Sunstone on such payment date, or (ii) authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing Sunstone to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

          2. In connection with a reinvestment of a dividend or distribution of Shares of a Fund, Sunstone shall as of each Fund Business Day as specified in a certificate or resolution described in paragraph 1, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.

          3. Upon the mail date specified in such certificate or resolution, as the case may be, the Corporation shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of Sunstone on behalf of a Fund, an amount of cash, if any, sufficient for Sunstone to make the payment, as of the mail date, specified in such Certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. Sunstone will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date. Sunstone shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If Sunstone shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all shareholders of the Fund as of the record date, Sunstone shall, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to Sunstone.

          4. It is understood that Sunstone in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders pursuant to the terms of this Agreement. It is further understood that Sunstone shall file with the Internal Revenue Service and shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable law.

     C.   Records.

          1. Sunstone shall keep such records as are specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. Sunstone may deliver to the Corporation from time to time at Sunstone's discretion, for safekeeping or disposition by the Corporation in accordance with law, such records, papers and documents accumulated in the execution of its duties as such transfer agent, as Sunstone may deem expedient, other than those which Sunstone is itself required to maintain pursuant to applicable laws and regulations. The Corporation shall assume all responsibility for any failure thereafter to produce any record, paper, canceled Share certificate, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by Sunstone, which have not been previously delivered to the Corporation pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Corporation, shall be made available upon request for inspection by the officers, employees, and auditors of the Corporation, and shall be delivered to the Corporation promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by Sunstone on such date of termination or such earlier date as may be requested by the Corporation.

          2. Sunstone agrees to keep all records and other information relative to the Corporation, the Funds and their shareholders confidential. In case of any requests or demands for the inspection of the shareholder records of a Fund, Sunstone will endeavor to notify the Fund promptly and to secure instructions from an Authorized Person as to such inspection. Sunstone reserves the right, however, to exhibit the shareholder records to any person whenever it reasonably believes there is a reasonable likelihood that Sunstone will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure Sunstone shall promptly notify the Corporation that such disclosure is to be made. Notwithstanding the foregoing, Sunstone may disclose information when requested by a shareholder concerning an account as to which such shareholder claims a legal or beneficial interest or when requested by the Corporation, the shareholder or the dealer of record as to such account.


                                   ARTICLE IV

                           CONCERNING THE CORPORATION

     A. Representations. The Corporation represents and warrants to Sunstone that:

          (a) It is a Corporation duly organized and existing under the laws of the State of Maryland, it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

          (b) It is an investment company registered under the 1940 Act.

          (c) A registration statement under the 1933 Act with respect to the Shares is effective. The Corporation shall notify Sunstone if such registration statement or any state securities registrations have been terminated, lapse or a stop order has been entered with respect to the Shares.

     B.   Covenants.

          1. The Corporation will provide to Sunstone copies of all amendments to its Articles of Incorporation and By-laws made after the date of this Agreement. If requested by Sunstone, each copy of the Articles of Incorporation and By-laws of the Corporation and copies of all amendments thereto shall be certified by the Secretary of the Corporation.

          2. The Corporation shall deliver to Sunstone the Fund's currently effective Prospectus and, for purposes of this Agreement, Sunstone shall not be deemed to have notice of any information contained in such Prospectus until a reasonable time after it is actually received by Sunstone.

          3. All requisite steps will be taken by the Corporation from time to time when and as necessary to register the Corporation's shares for sale in all states in which the Corporation's shares shall at the time be offered for sale and require registration. The Corporation shall provide notice to Sunstone as to each state its shares are registered for sale in. If at any time the Corporation receives notice of any stop order or other proceeding in any such state affecting such registration or the sale of Corporation shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Corporation shares, the Corporation will give prompt notice thereof to Sunstone.

          4. The Corporation will comply with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

          5. The Corporation agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of Sunstone hereunder, it shall advise Sunstone of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of Sunstone thereto, which shall not be unreasonably withheld.

                                    ARTICLE V

                          CONCERNING THE TRANSFER AGENT

     A. Representations. Sunstone represents and warrants to the Fund that:

          (a) It is a corporation duly organized and existing under the laws of the State of Wisconsin, is empowered under applicable law and by its Articles and By-Laws to enter into and perform this Agreement, and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

          (b) It is duly registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, to the extent required.

     B.   Limitation of Liability; Indemnification.

          1. Sunstone shall use reasonable care and act in good faith in providing services under this Agreement, but shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, in the absence of its bad faith, willful misfeasance, negligence or reckless disregard of its duties under this Agreement.

          2. The Corporation on behalf of the Funds agrees to indemnify and hold harmless Sunstone, its employees, agents, members, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Sunstone's actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reliance on information, records, instructions (oral or written) or requests given or made to Sunstone by the Funds, its officers, Authorized Persons, directors, agents or representatives; provided that this indemnification shall not apply to actions or omissions of Sunstone in cases of its own willful misfeasance or negligence, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Sunstone shall give the Funds written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Sunstone. The indemnity and defense provisions provided hereunder shall indefinitely survive the termination of this Agreement.

          3. Sunstone agrees to indemnify and hold harmless the Funds, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character resulting from Sunstone's bad faith, willful misfeasance, negligence or reckless disregard of its duties under this Agreement; provided that prior to confessing any claim against it which may be the subject of this indemnification, the Funds shall give Sunstone written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the

Funds.   The  indemnity  and  defense   provisions   provided   hereunder  shall
indefinitely survive the termination of this Agreement.

          4. Sunstone assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. Sunstone will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond Sunstone's control.

          5. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation to the other party, for consequential or punitive damages for any act or failure to act under any provision of this Agreement even if advised of the possibility thereof.

          6. Notwithstanding anything herein to the contrary, Sunstone shall not be liable and shall be indemnified in acting upon any writing or document reasonably believed by it to be genuine and to have been signed or made by an Authorized Person or verbal instructions which the individual receiving the instructions on behalf of Sunstone reasonably believes in good faith to have been given by an Authorized Person, and Sunstone shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from a Fund or such person.

          7. At any time Sunstone may request instructions and/or receive directions from an Authorized Person with respect to any matter arising in connection with Sunstone's duties and obligations under this Agreement, and Sunstone shall not be liable for any action taken or permitted by it in good faith in accordance with such instructions or directions. Such request for instructions by Sunstone may set forth any action proposed to be taken or omitted by Sunstone with respect to its duties or obligations under this Agreement and the date on and/or which such action shall be taken. Sunstone shall not be liable for any action taken or omitted in accordance with a proposal included in any such request on or after the date specified therein unless, prior to taking or omitting any such action, Sunstone has received instructions in response to such application specifying the action to be taken or omitted. Sunstone may consult counsel of the Corporation at the expense of the Corporation and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Corporation.

          8. Notwithstanding any of the provisions of this Agreement to the contrary, Sunstone shall be under no duty or obligation under this Agreement to inquire into, and shall not be liable for:

               (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefore, or the authority of a Fund, as the case may be, to request such sale or issuance;

               (b) The legality of a transfer of Shares, or of a redemption of any Shares, the propriety of the amount to be paid therefore, or the authority of a Fund, as the case may be, to request such transfer or redemption;

               (c) The legality of the declaration of any dividend by a Fund, or the legality of the issue of any Shares in payment of any stock dividend, or the legality of any recapitalization or readjustment of Shares.

     C.   Year 2000 Compliance

     Sunstone represents that its proprietary systems will be Year 2000 compliant in all material respects with regard to the services to be provided herein and shall monitor the Year 2000 compliance status of its software vendors.

                                   ARTICLE VI

                                      TERM

          1. This Agreement shall remain in full force and effect until June 30, 2000 (the "Initial Term"), and thereafter shall automatically extend for successive twelve (12) month terms unless earlier terminated as provided below.

          2. Either of the parties hereto may terminate this Agreement after the Initial Term by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of receipt of such notice. In the event such notice is given by a Fund, it shall be accompanied by a copy of a resolution of the Board of Directors of the Corporation, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by Sunstone, the Fund shall on or before the termination date, deliver to Sunstone a copy of a resolution of its Board of Directors certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Fund shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and Sunstone shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by Sunstone, but unpaid by a Fund upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

          3. In the event this Agreement is terminated as provided herein, Sunstone, upon the written request of the Corporation, shall deliver the records of the Corporation to the Corporation or its successor transfer agent in the form maintained by Sunstone. The Corporation shall be responsible to Sunstone for all out-of-pocket expenses and for the reasonable costs and expenses associated with the preparation and delivery of such media, including: (a) any custom programming requested by the Corporation in connection with the preparation of such media; (b) transportation of forms and other materials used in connection with the processing of Fund transactions by Sunstone; and (c) transportation of records and files in the possession of Sunstone. Sunstone shall not reduce the level of service provided to the Corporation following notice of termination by the Corporation.

                                   ARTICLE VII

                                  MISCELLANEOUS

     A. Notices. Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to Sunstone shall be sent to Sunstone Financial Group, Inc., 207 East Buffalo Street, Suite 400, Milwaukee, WI, 53202,
Attention: Miriam M. Allison, and notice to the Corporation shall be sent to JohnsonFamily Funds, Inc., 4041 North Main Street, Racine, Wisconsin 53402
Attention: Joan Burke.

     B.   Amendments/Assignments.

          1. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

          2. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party except that Sunstone may assign this Agreement to an affiliate with advance written notice to the Corporation.

     C. Wisconsin Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     D.  Counterparts.   This  Agreement  may  be  executed  in  any  number  of
counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

     E. Non-Exclusive; Other Agreements. The services of Sunstone hereunder are not deemed exclusive and Sunstone shall be free to render similar services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

     F. Captions. The captions in the Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officer, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as the day and year first above written.

SUNSTONE FINANCIAL GROUP, INC.            JOHNSONFAMILY FUNDS, INC.


By: ______________________________        By: ________________________________
              (Signature)                              (Signature)

     ------------------------------           --------------------------------
              (Name)                                   (Name)

     ------------------------------           --------------------------------
              (Title)                                  (Title)

     ------------------------------           --------------------------------
              (Date Signed)                            (Date Signed)

                                   Schedule A
                                     to the
                            Transfer Agent Agreement
                                 by and between
                            JohnsonFamily Funds, Inc.
                                       and
                         Sunstone Financial Group, Inc.


                                  Name of Funds


                              Large Cap Equity Fund
                              Small Cap Equity Fund
                            International Equity Fund
                         Intermediate Fixed Income Fund

                                   Schedule B
                                     to the
                            Transfer Agent Agreement
                                 by and between
                            JohnsonFamily Funds, Inc.
                                       and
                         Sunstone Financial Group, Inc.

                                    SERVICES

*    Maintenance of accounts

     x    Maintain accounts for each shareholder of record;

     x    Scan documents related to omnibus accounts;

     x    Issue periodic statement for shareholder of record.

*    Shareholder servicing and shareholder transactions

     x Respond to written and telephone (recorded lines) inquiries from broker-dealers and other authorized individuals representing shareholder of record for information about their accounts maintained on Sunstone's system;

     x    Process purchase and redemption orders for shareholders of record;

     x Set-up account information, including address, taxpayer identification numbers and wire instructions for shareholders of record;

     x    Issue transaction confirmations for shareholders of record.

*    Compliance reporting

     x Provide required reports to the Securities and Exchange Commission, the National Association of Securities Dealers;

     x Prepare and distribute any required Internal Revenue Service forms relating to earned income and capital gains to fund and shareholders of record.

*    Dealer/load processing

     x    Provide dealer access through NSCC's FundSERV;

     x Calculate fees due under 12b-1 plans for distribution and marketing expenses.

*    Telephone service representatives on-line access

     x Respond to inquiries from dealers or other authorized individuals representing shareholders of record related to:

          +    Share balances;

          +    Account registration;

          +    Dividend and capital gain distribution status;

          +    Transaction dates and types;

          +    Shares traded;

          +    Tax ID number for shareholders of record;

          +    Address;

          +    Dealer information;

          +    Shares purchased/redeemed today;

          +    Dividend accrual, current dividend period; and

          +    Market value of shares.

*    Standard reports

     x    Purchases and redemptions, (monthly)

     x    Rule 12b-1 reports (quarterly)

Other Service Features

In addition to the standard features listed above, Sunstone's system offers additional features to meet specialized needs.

*    Specialized needs

     x    12b-1 fee calculations

     x    Duplicate statements to authorized third parties

                                   Schedule C
                                     to the
                            Transfer Agent Agreement
                                 by and between
                            JohnsonFamily Funds, Inc.
                                       and
                         Sunstone Financial Group, Inc.

Investor Services Fees
                                  FEE SCHEDULE

STANDARD SERVICES

The following fees are charged for essential shareholder services.

Base fees

  *  Open account fee (per year)
  *    No load equity and non-daily accrual fixed income funds          $8.50
  *     Additional for 12b-1 fee                                        $0.75
     *    Additional for front-end load                                 $1.50
     *    Additional for CDSC or back-end load                          $2.00
  *    Money market and daily accrual fixed income funds               $11.00
  *     Additional for 12b-1 fee                                        $0.75
     *    Additional for front-end load                                 $1.50
     *    Additional for CDSC or back-end load                          $2.00
  *  Closed account fee (per year)                                      $3.00
  *  Monthly base (per fund)
  *     One to three funds in fund family                              $1,500
  *     4 or more funds in fund family                                 $1,000

Account maintenance fees (per occurrence)

  *   New account set up                                               $3.00
  *   Financial transactions                                           $1.50
  *   Maintenance transactions                                         $1.00
  *   Research/correspondence                                          $2.50
  *   Transfer on death (TOD) set-up                                   $7.50
  *   Fund/SERV
  *     Initial set-up per fund family                                $3,500
  *     Set-up fee per subsequent CUSIP                               $1,000
  *     New account set-up                                             $1.00
  *     Per transaction - no load fund                                 $0.25
  *     Per transaction - load fund                                    $0.35
  *     Adjustments and rebills                                        $2.50
  *     Fund/SERV direct charges                                      at cost
  *   Commission/SERV (per check)                                      $0.25
  *   ACH/AIP/SWP/automatic exchanges
  *     Set-up                                                         $1.00
  *     Per transaction                                                $0.25
  *   Withholding per eligible account per year                        $0.25

Account transcripts older than 2 years
       (may be charged to shareholders)                    $5.00

  *    Locating lost shareholders                          $8.00
  *    Postal clean up per account                         $3.00
  *    Tax ID number solicitation                          $2.50

Shareholder servicing fees

  *    Telephone calls (per call)                          $2.50

Investor Services Fees (continued)

  *    Annual maintenance per omnibus account                           $150

Tax and retirement fees

  *    Retirement accounts (IRA/Roth/others)
  *    Annual maintenance per account (may be
       charged to shareholders)                                        $12.50
  *    Account distribution (may be charged to shareholders)           $12.50
  *    IRA transfer/rollover                                            $7.50

Document Services

  *    Per statement, confirmation and check processing                 $0.25
  *    Per tax form processing                                          $0.25
  *    Per label printing for proxy or marketing purposes               $0.10
  *    Bulk mailings/insert handling charge
  *    1 insert                                                         $0.06
  *    2 - 3 inserts                                                    $0.08
  *    4 or more inserts                                             as quoted
  *    Production of ad hoc reports                          starting at $100

PREMIUM SERVICES

The following services are offered "ala carte" and may be selected to best fit your needs.

Optional shareholder services

  *    Telephone follow-up on incomplete transactions                   $2.50
  *    Average cost calculation per eligible account                    $0.25
  *    Use of Sunstone Fund/SERV membership (per fund/per year)
  *    First three funds in fund family                                $2,000
  *    4 or more funds                                                 $1,000
  *    Dedicated representative monthly fee                            $5,800
  *    Weekend shareholder services (8 hours)
  *    Daily fee (minimum 3 phone representatives)                     $2,000
  *    Additional representatives (each)                                 $400
  *    Additional hours more than 8 (per representative/hour)             $75

*      Customized reorder form tracking
*      Base fee per project                                              $300
*      Per item                                                         $0.08
*      Special projects fees (per representative/hour)                 $50.00

Tax and retirement

Investor Services Fees (continued)
*      Required minimum distribution (age 70 1/2)
*      Correspondence letters                                           $2.50
*      Per calculation                                                  $7.50
*      Removal of excess contributions
*      Correspondence letters                                           $2.50
*      Per calculation                                                  $7.50
*      Other solicitation letters
*      Beneficiary information                                          $2.50
*      Birthday information                                             $2.50
*      Retirement plan documents                                     as quoted
*      Transfer on Death documents                                   as quoted

Sunstone offered money market exchange vehicles

*      One-time set up per money market fund used                      $2,000
*      Monthly base fee per money market fund used                       $650
*      Money market checkbooks                                         at cost
*      Signature verification of check writing                          $2.00

Forms and Applications

*      Standard applications and forms with custom logo   $1,500 plus printing
*      Customized forms                                              as quoted

Sunstone 4promptSM Services (monthly fees)

*      Tier I and II - Basic Service
*      Monthly maintenance fee                                           $125
*      One time set up fee                                               $750
*      Investor Services Fees (continued)
*      Tier III - Automated Account Information
*      Monthly maintenance fee                                           $325
*      One time set up fee                                             $3,500
*      Tier IV - Automated Prospectus Service
*      Monthly maintenance fee                                           $325
*      One time set up fee                                               $350

*      Tier V - Automated Account Information and Prospectus Service
*      Monthly maintenance  fee                                          $350
*      One time  set up fee                                            $3,750
*      Tier VI -  Adviser Services  Line
*      Monthly  maintenance  fee                                         $450
*      One time set up fee                                               $500
*      Customized  services (per toll-free  number)
*      Each  additional 10 second greeting               $50.00 plus recording
*      Each additional 10 second
        intramenu announcement                            $40.00 plus recording
*      Pricing script per market index                     $25.00 plus recording
*      Customized performance script                       $50.00 plus recording
*      Changes in announcements                                          at cost

Sunstone 4.netSM Services

*      Sunstone 4.netSM Adviser Services
       *  Set up fee (per location)                                    $5,000
       *  Monthly maintenance (per fund family)                          $500
*      Sunstone 4.netSM RIA/Broker Services
       *  Set up fee (per fund family)                                 $6,000
       *  Monthly maintenance
          * 1-10 RIA/broker representatives                              $150
          * 11-25 RIA/broker representative                              $250
          * 26-50 RIA/broker representatives                             $400
          * 51-100 RIA/broker representatives                            $750
          * over 100 RIA/broker representatives                        $1,000
*      Sunstone 4.netSM Shareholder Services
       *   Set up fee (per fund family)                                $7,500
       *   Monthly maintenance
         *  Less than 5,000 total shareholder accounts                   $250
         * 5,000 to 25,000 total shareholder accounts                    $350
         * 25,001 to 50,000 total shareholder accounts                   $500
         *over 50,000 total shareholder accounts                         $750
Investor Services Fees (continued)
*         Sunstone 4.NAVSM Services
*         Set up fee (per fund family)                                 $2,000
*         Monthly maintenance (per fund)                                 $150

*      Sunstone 4.emailSM Services
       * Set up fee (per fund family)                                  $3,000
       * Monthly maintenance
         * Less than 5,000 total accounts                                $100
         * 5,000 to 25,000 total accounts                                $200
         * 25,001 to 50,000 total accounts                               $350
         * over 50,000 accounts                                          $500

Investor Services Fees (continued)

         *Undeliverable e-mail follow up (per occurrence)               $5.00
         *Processing (per e-mail sent)                                  $0.10

Reprocessings due to NAV errors


This charge applies when shareholder transactions are required to be reprocessed as a result of NAV errors caused by the adviser or fund accountant unaffiliated with Sunstone. This charge is not a fund expense and is billed to the adviser.

       *  Base fee (per occurrence)                                      $750
       *  Transaction fee                                               $1.00

Custom programming

Additional fees at $150 per hour or quoted by project may apply for special programming to meet your servicing requirements or to create custom reports.

Out-of-pocket expenses

Document Charges
       *  Copying charges (per page)                                    $0.15
       *  Facsimile charges (per fax)                                   $1.25
       *  Inventory and records storage                          $20.00/pallet

Supplies and Services
       *  Statement paper, check stock, envelopes, tax forms          at cost
       *  Postage and express delivery charges                        at cost
       *  Tape/disk storage                                           at cost
       *  Telephone and long distance                                 at cost
       *  P.O. box rental                                             at cost
       *  Toll-free number                                            at cost

Bank Charges
       *  Bank account service fees and any other bank charges        at cost
       *  Outgoing wire fee                                    varies by bank
       *  Non-sufficient funds                                 varies by bank
       *  Stopped check on money market funds                          $25.00

                                   Schedule D
                                     to the
                            Transfer Agent Agreement
                                 by and between
                            JohnsonFamily Funds, Inc.
                                       and
                         Sunstone Financial Group, Inc.

                         RECORDS MAINTAINED BY SUNSTONE


* Checks including check registers, reconciliation records and any adjustment records

*  Shareholder correspondence regarding shareholders of record

*  Shareholder transaction records for shareholders of record

*  Share transaction history of the Funds for shareholders of record